Exhibit 5.1
April 3, 2008
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121
Re:	8,000,000 Shares of Common Stock and Warrants to Purchase 8,000,000 Shares of Common Stock of Dendreon Corporation
Ladies and Gentlemen:
     We are acting as counsel for Dendreon Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 8,000,000 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company (and the accompanying preferred stock purchase rights (the “Rights”)) and warrants (the “Warrants”) to purchase 8,000,000 shares of Common Stock (the “Underlying Shares” and, together with the Shares, the Rights and the Warrants, the “Securities”) pursuant to the Subscription Agreement, dated as of April 3, 2008 (the “Subscription Agreement”), entered into by and between the Company and the investor named therein (the “Investor”). In connection with the offer and sale of the Securities pursuant to the Subscription Agreement, the Company entered into a Placement Agent Agreement dated April 3, 2008 between the Company and Lazard Capital Markets LLC, as placement agent.
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:
1.	The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered to the Investor pursuant to the terms of the Subscription Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2.	The Warrants have been authorized by all necessary corporate action of, and executed by, the Company and, when delivered against payment therefore in accordance with the terms of the Subscription Agreement, will have been validly issued and delivered by the Company and will constitute valid and binding obligations of the Company.

3.	The Underlying Shares initially are issuable upon exercise of the Warrants, are duly authorized and, when issued upon exercise of the Warrants pursuant to the

Dendreon Corporation
April 3, 2008

terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.
4.	When issued in accordance with the terms and conditions of the Rights Agreement, dated September 18, 2002, between the Company and Mellon Investor Services LLC, as rights agent (as it may be amended from time to time, the “Rights Agreement”), the Rights will be validly issued.
     In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are offered or sold by the Company.
     For purposes of the opinions in paragraphs 2 and 3, we have assumed that the Investor has authorized, executed and delivered the warrant agreement governing the Warrants (the “Warrant Agreement”) and that the Warrant Agreement is the valid, binding and enforceable obligation of the Investor.
     Our opinion set forth in paragraph 2 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, or by general equitable principles, whether such principles are considered in a proceeding at law or at equity.
     The opinion set forth in paragraph 4 above is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 4 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Dendreon Corporation
April 3, 2008

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statements on Form S-3 (Reg. Nos. 333-127521, 333-141388 and 333-150062) (the “Registration Statements”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statements. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day